UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 3, 2012

Marathon Petroleum Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35054	27-1284632
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

539 South Main Street Findlay, Ohio	45840-3229
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:

(419) 422-2121

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 3, 2012, Marathon Petroleum Corporation (the “Company”) entered into a collared accelerated share repurchase agreement (the “ASR Agreement”) with Deutsche Bank AG (“Deutsche Bank”) under which the Company will repurchase $850 million of its common stock, par value $0.01 per share.

The Company has entered into the ASR Agreement as part of the stock repurchase plan that was previously announced on February 1, 2012. Under the stock repurchase plan, the Company’s Board of Directors authorized the Company to repurchase up to $2 billion of its common stock over a two-year period.

Pursuant to the ASR Agreement, the Company paid $850 million to Deutsche Bank on February 3, 2012 and received from Deutsche Bank 9,986,000 shares of the Company’s common stock on the same day. Additional shares are expected to be delivered over the term of the ASR Agreement. The specific number of shares to be delivered will generally be based on the volume-weighted average share price of the Company’s common stock during the valuation period, subject to a collar provision that establishes the minimum and maximum prices of a portion of the shares to be repurchased.

The ASR Agreement is subject to terms that we believe to be customary for a transaction of this type, including, but not limited to, (i) the mechanism used to determine the number of shares that will be delivered, (ii) the required timing of delivery of the shares, (iii) the circumstances under which Deutsche Bank is permitted to make adjustments to the transaction terms, (iv) the circumstances under which the ASR Agreement may be terminated early, (v) the circumstances under which the Company could be required to deliver cash or shares (at the Company’s option) to Deutsche Bank upon settlement of the transaction and (vi) various acknowledgements, representations and warranties made by the parties to one another.

In addition to being the counterparty to the ASR Agreement, Deutsche Bank is a committed lender under the Company’s revolving credit facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Marathon Petroleum Corporation

Date: February 7, 2012	By:	/s/ Donald C. Templin
Name: Donald C. Templin
Title: Senior Vice President and Chief Financial Officer